Exhibit (g)(48)
August 10, 2007
State Street Bank and Trust Company
Attn: Tom Forrester
Lafayette Corporate Center
2 Avenue de Lafayette
Boston, MA 02111

Re:	Goldman Sachs Trust; additional portfolios under the Goldman Sachs Trust contract
Ladies and Gentlemen:
This is to advise you that Goldman Sachs Trust (the “Trust”) has established a new series of funds to be known as Goldman Sachs Retirement Strategies Portfolio (the “Funds”). The Funds include the following: Goldman Sachs Retirement Strategy 2010 Portfolio, Goldman Sachs Retirement Strategy 2015 Portfolio, Goldman Sachs Retirement Strategy 2020 Portfolio, Goldman Sachs Retirement Strategy 2030 Portfolio, Goldman Sachs Retirement Strategy 2040 Portfolio and Goldman Sachs Retirement Strategy 2050 Portfolio. In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated July 15, 1991, between Goldman Sachs Trust (the predecessor to the Trust) and State Street Bank and Trust Company, as adopted by the Trust pursuant to that certain letter agreement dates as of September 27, 1999 (the “Contract”), the Trust hereby requests that you act as Custodian of the Funds under the terms of the Contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.
GOLDMAN SACHS TRUST

By:
Name:	Scott M. McHugh
Title:	Assistant Treasurer of the Funds
Agreed to this                     day of                     , 2007.
STATE STREET BANK AND TRUST COMPANY

By:
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